                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-36708
PROSPECTUS SUPPLEMENT
---------------------
                                  $150,000,000

                            PROTEIN DESIGN LABS, INC.
           5.50% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 15, 2007
       993,377 SHARES OF COMMON STOCK ISSUABLE ON CONVERSION OF THE NOTES

--------------------------------------------------------------------------------


     This prospectus supplement ("Prospectus Supplement") supplements the Prospectus dated June 7, 2000 (the "Prospectus") of Protein Design Labs, Inc., a Delaware corporation (the "Company"), as amended by a prospectus supplement dated September 15, 2000, and relates to the Company's 5.50% Convertible Subordinated Notes due February 15, 2007, held by certain security holders who may offer for sale the notes and shares of the Company's common stock into which the notes are convertible at any time, at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, that may receive compensation in the form of discounts, concessions or commissions. The Company will not receive any proceeds from this offering. This Prospectus Supplement should be read in conjunction with the Prospectus and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

           The date of this Prospectus Supplement is January 4, 2001.

                            SELLING SECURITY HOLDERS

     The Selling Security Holders table is hereby amended (as amended, the "Amended Table") to reflect changes in the selling security holders and in the selling security holders' principal amounts of notes. The Amended Table sets forth, as of the date of this Prospectus Supplement, information with respect to the selling security holders and the respective principal amounts of notes beneficially owned by each selling security holder that may be offered pursuant to this prospectus. Such information has been obtained from the selling security holders. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling security holders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes pursuant to this prospectus, no estimate can be given as to the amount of the notes or the common stock issuable upon conversion of the notes that will be held by the selling security holders upon termination of any such sales. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

                                                  Principal Amount                    Number of Shares of
                                                      of Notes                            Common Stock
                                                 ------------------      -------------------------------------------------
                                                     Beneficially
                                                      Owned and
                                                       Offered            Beneficially          Offered      Owned After
      Selling Security Holder (1)                    Hereby (1)           Owned(1)(2)            Hereby      the Offering
      ---------------------------                    ----------           -------------          -------     -------------
Allstate Insurance Company                            $500,000               11,911               3,311           8,600

Aloha Airlines Non-Pilots Pension Trust                $75,000                  496                 496              --

Aloha Airlines Pilots Retirement Trust                 $45,000                  298                 298              --

Alta Partners Holdings, LDC                         $2,500,000               16,556              16,556              --

Argent Classic Convertible Arbitrage Fund           $7,000,000               46,357              46,357              --
(Bermuda) L.P.

Associated Electric & Gas Insurance Services          $370,000                2,450               2,450              --
Limited

Baird, Patrick & Co., Inc.                          $2,520,000               16,688              16,688              --

BNP Arbitrage SNC                                  $10,000,000               66,225              66,225              --

BNP Cooper Neff Convertible Strategies Fund, L.P.     $688,000                4,556               4,556              --

C&H Sugar Company, Inc.                               $120,000                  794                 794              --

CIBC World Markets                                 $17,293,000              114,523             114,523              --

Coastal Convertibles Ltd.                             $400,000                2,649               2,649              --

Deephaven Domestic Convertible Trading Ltd.         $6,500,000               43,046              43,046              --

Deutsche Bank Securities, Inc.                     $30,740,000              203,576             203,576              --

Fidelity Financial Trust: Fidelity Convertible      $3,640,000               24,105              24,105              --
Securities Fund

First Republic Bank                                   $100,000                  662                 662              --

Grace Brothers, Ltd.                                $2,000,000               13,245              13,245              --

Hawaiian Airlines Employees Pension Plan-IAM           $65,000                  430                 430              --

Hawaiian Airlines Pension Plan for Salaried            $15,000                   99                  99              --
Employees

Hawaiian Airlines Pilots Retirement Plan              $100,000                  662                 662              --

Helix Convertible Opportunities Fund Ltd.           $1,445,000                9,569               9,569              --

Helix Convertible Opportunities, L.P.               $2,560,000               16,953              16,953              --

Highbridge International LLC                       $11,000,000               72,847              72,847              --

Janus Capital Corporation                           $2,069,000               13,701              13,701              --

Jefferies & Co.                                       $210,000                1,390               1,390              --

J.P. Morgan Securities, Inc.                        $1,370,000                9,072               9,072              --

KBC Financial Products USA                          $6,000,000               39,735              39,735              --

Lincoln National Convertible Securities Fund        $3,000,000               19,867              19,867              --

Lord Abbett Bond Debenture Fund                     $3,000,000               19,867              19,867              --

Museum of Fine Arts, Boston                            $26,000                  172                 172              --

New Hampshire Retirement System                       $155,000                1,026               1,026              --


                                                  Principal Amount                    Number of Shares of
                                                      of Notes                            Common Stock
                                                 ------------------      -------------------------------------------------
                                                     Beneficially
                                                      Owned and
                                                       Offered            Beneficially          Offered      Owned After
      Selling Security Holder (1)                    Hereby (1)           Owned(1)(2)            Hereby      the Offering
      ---------------------------                    ----------           -------------          -------     -------------
Onex Industrial Partners Limited                    $1,000,000                6,622               6,622              --

Onyx Capital Management                             $5,090,000               33,708              33,708              --

Parker-Hannifin Corporation                            $45,000                  298                 298              --

Pebble Capital Inc.                                   $500,000                3,311               3,311              --

ProMutual                                              $96,000                  635                 635              --

Putnam Asset Allocation Funds - Balanced Portfolio    $170,000                1,125               1,125              --

Putnam Asset Allocation Funds - Conservative          $112,000                  741                 741              --
Portfolio

Putnam Balanced Retirement Fund                        $52,000                  344                 344              --

Putnam Convertible Income - Growth Trust              $455,000                3,013               3,013              --

Putnam Convertible Opportunities and Income Trust      $69,000                  456                 456              --

Queen's Health Plan                                    $25,000                  165                 165              --

Rhone-Poulenc Rohrer Pension Plan                      $33,000                  218                 218              --

Riga  8 Cie                                           $595,000                3,940               3,940              --

R2 Investments, LDC                                $21,000,000              139,072             139,072              --

Silver Creek Limited                                $1,000,000                6,622               6,622              --

State of Oregon/SAIF Corporation                    $3,550,000               23,509              23,509              --

The Common Fund FAO Absolute Returns Fund             $495,000                3,278               3,278              --

Tucker Anthony Inc.                                    $42,000                  278                 278              --

University of Rochester                                $25,000                  165                 165              --

UBS Warburg LLC                                       $140,000                  927                 927              --


      Total:                                       $150,000,000           1,001,954             993,354           8,600
                                                   ============           =========             =======           =====

(1) Information concerning the selling security holders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion of the notes offered hereby may increase or decrease.

(2) Assumes a conversion price of $151.00 per share, and a cash payment in lieu of any fractional share interest.